Exhibit 3.1

REPUBLIC OF THE MARSHALL ISLANDS

SEAL

JEPILPILIN KE EJUKAAN

ARTICLES OF AMENDMENT OF Scorpio Bulkers Inc. Reg. No. 60299

REPUBLIC OF THE MARSHALL ISLANDS REGISTRAR OF CORPORATIONS DUPLICATE COPY The original of this Document was filed in accordance with Section 5 of the Business Corporations Act on
NON RESIDENT
April 6, 2020
/s/ Charisma Tompkins
Charisma Tompkins Deputy Registrar

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SCORPIO BULKERS INC.
PURSUANT TO SECTION 90 OF
THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT
The undersigned, Emanuele A. Lauro, as the Chief Executive Officer of Scorpio Bulkers Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands on March 20, 2013 (the “Corporation”), for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation pursuant to Section 90 of the Business Corporations Act, as amended, hereby certifies that:
1.	The name of the Corporation is: Scorpio Bulkers Inc.
2.	The Articles of Incorporation were filed with the Registrar of Corporations on March 20, 2013.
3.	The Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations on April 10, 2013.
4.	The Statement of Designations of rights, preferences and privileges of the Corporation’s Series A Participating Preferred Stock was filed with the Registrar of Corporations on June 18, 2015.
5.	The Articles of Amendment to the Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations on December 30, 2015.
6.	The Certificate of Correction to the Articles of Amendment to the Amended and Restated Articles of Incorporation was filed with the Registrar of Corporations on January 11, 2016.
7.	The Articles of Amendment to the Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations on June 1, 2016.
8.	The Articles of Amendment to the Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations on June 1, 2018.
9.	Section D of the Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety to read as follows:
“D.  Effective with the commencement of business on April 7, 2020, the Corporation has effected a one-for-ten reverse stock split as to its issued shares of common stock, par value $0.01 per share, pursuant to which the number of issued shares of common stock shall decrease from 81,044,804 to 8,104,480, as adjusted for the cancellation of fractional shares and which may be further adjusted for the cancellation of fractional shares. The reverse stock split shall not change the par value of the common stock.  The stated capital of the Corporation is hereby reduced from $810,448.04 to $81,044.80, as adjusted for the cancellation of fractional shares and which may be further adjusted for the cancellation of fractional shares and the amount of $729,403.24, as adjusted for the cancellation of fractional shares and which may be further adjusted for the cancellation of fractional shares, is allocated to surplus.
Concurrently with the effectiveness of the reverse stock split, effective April 7, 2020, the aggregate number of shares of stock that the Corporation is authorized to issue is Eighty-One Million Eight Hundred Seventy-Five Thousand  (81,875,000) registered shares, of which Thirty-One Million Eight Hundred Seventy-Five Thousand  (31,875,000) shall be designated common shares with a par value of one United States cent (U.S. $0.01) per share, and Fifty Million (50,000,000) shall be designated preferred shares with a par value of one United States cent (U.S. $0.01) per share. The Board of Directors shall have the authority to authorize the issuance from time to time of one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such preferred shares.”
10.	All of the other provisions of the Amended and Restated Articles of Incorporation shall remain unchanged.
11.
This amendment to the Amended and Restated Articles of Incorporation was authorized by vote of the holders of a majority of all outstanding shares of the Corporation with a right to vote thereon at the annual meeting of shareholders of the Corporation held on April 3, 2020, and the Corporation’s Board of Directors on February 25, 2020 and April 3, 2020.

IN WITNESS WHEREOF, I have executed this Amendment to the Amended and Restated Articles of Incorporation of the Corporation on this 6th day of April, 2020.

/s/ Emanuele A. Lauro
Name: Emanuele A. Lauro Title: Chief Executive Officer